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                             STOCK PLEDGE AGREEMENT


         STOCK PLEDGE AGREEMENT dated as of July 10, 2000, made by L-3 Communications Corporation, a Delaware corporation ("Pledgor"), in favor of LogiMetrics, Inc., a Delaware corporation ("Pledgee").

         WHEREAS, pursuant to the Purchase Agreement, dated July 10, 2000, (as the same may be amended from time to time, the "Purchase Agreement"), between Pledgor and Pledgee. Pledgee sold to Pledgor and Pledgor purchased from Pledgee, on the date hereof, 53.5% of the issued and outstanding shares of Pledgee's Common Stock on a Fully Diluted Basis (as such terms are defined in the Purchase Agreement) (the "Purchaser Shares");

         WHEREAS, pursuant to the Purchase Agreement, Pledgor has agreed to pledge 43.33% of the Purchaser Shares (the "Pledged Stock") to Pledgee to secure the obligations of Pledgor under the Secured Promissory Note, dated the date hereof (the "Secured Promissory Note") (collectively, the "Secured Obligations"); and

         WHEREAS, it is a condition to Pledgee's willingness to enter into the Purchase Agreement that Pledgor shall have executed this Agreement;

         NOW, THEREFORE, in consideration of the premises and in order to induce Pledgee to enter in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. Unless otherwise defined herein, terms used herein shall have the same meanings of terms defined in the Purchase Agreement.

         2. Pledge. Pledgor hereby pledges, assigns, hypothecates, transfers and delivers to Pledgee all the Pledged Stock and hereby grants to Pledgee a first lien on, and first priority security interest in, the Pledged Stock and in all Proceeds (as defined below) thereof as collateral security for the prompt and complete payment and performance when due of all the Secured Obligations. "Proceeds" means all "proceeds" as defined in Section 9-306(1) of the New York Uniform Commercial Code (the "Code") and shall, in any event, include, without limitation, all dividends, distributions or other income from the Pledged Stock, and any and all collections on the foregoing or distributions with respect to the foregoing. Pledgee hereby acknowledges receipt and possession of the Pledged Stock, to be held by Pledgee in accordance with this Agreement.

         3. Stock Dividends, Distributions, etc. If, while this Agreement is in effect, Pledgor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization), option or rights, as an addition to, in substitution of, or in exchange for, any shares of any Pledged Stock, Pledgor agrees to accept the same as Pledgee's agent and to hold the same in trust on behalf of and for the benefit of Pledgee and to deliver the same forthwith to Pledgee in the exact form received, with the endorsement of Pledgor when necessary, and/or appropriate undated stock powers duly executed in blank, to be held by Pledgee, subject to the







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terms hereof, as additional collateral security for the Secured Obligations. All property so distributed in respect of the Pledged Stock which is received by Pledgor shall, until delivered to Pledgee, be held by Pledgor as Pledgee's agent (and in trust on its behalf and for its benefit) as additional collateral security for the Secured Obligations.

         4. Collateral. The Pledged Stock and Proceeds thereof are referred to herein collectively as the "Collateral". Certificates or instruments representing or evidencing the Collateral shall be delivered to and held by Pledgee. For every prepayment, payment or set-off by Pledgor of all or a portion of the principal amount of the Secured Promissory Note (including pursuant to Section 1.1(c), 1.5 or 7.3 of the Purchase Agreement), a number of shares of Pledged Stock equal to the Released shall be released from the Encumbrance of this Agreement and such Released Pledged Shares shall no longer constitute part of the Collateral. Upon payment of the Secured Obligations in full, all the Collateral shall automatically be released from the Encumbrance of this Agreement. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, if the Purchaser pays the Liability Amount, then all Purchaser Shares then subject to the Encumbrance of this Agreement shall be automatically released from the Encumbrance of this Agreement and delivered to the Purchaser.

         5. Cash Dividends; Voting Rights. Unless a Triggering Event (as defined below) shall have occurred, Pledgor shall be entitled to receive all cash dividends paid in respect of the Pledged Stock, to vote the Pledged Stock and to give consents, waivers and ratification in respect of the Pledged Stock; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken that would impair the Collateral or violate any provision of this Agreement.

         6. Rights of Pledgee. If a Triggering Event shall have occurred, (a) any of or all the Pledged Stock included in the Collateral may, without notice, be registered in the name of Pledgee or its nominee and Pledgee shall have the right to exchange certificates or instruments representing or evidencing the Pledged Stock included in the Collateral for certificates or instruments of smaller or larger denominations, (b) Pledgee may collect and receive all cash dividends and other distributions made thereon, and (c) Pledgee or its nominee may thereafter, after notice to Pledgor, exercise all voting and corporate rights at any meeting of any corporation or other entity issuing any of the Pledged Stock and give consents, waivers and ratification in respect of the Pledged Stock, in each case as if it were the sole and absolute owner thereof.

         7. Remedies. If any portion of the Secured Obligations shall at any time become, or shall be declared, due and payable (or if any stay or legal bar to such Secured Obligations becoming or being declared due and payable is in effect, if but for the operation of such stay or legal bar such obligations would have become, or could have been declared, due and payable by their terms) and remain unpaid for a period of 30 days from the date upon which such portion of the Secured Obligations have become, or shall have been declared (or would have so become, or could have so been declared), due and payable (a "Triggering Event"), Pledgee shall have the right to exercise all rights and remedies of a secured party under the Code.

         8. Representations, Warranties and Covenants. Pledgor represents and warrants that: (a) Pledgor has full corporate power, authority and legal right to pledge, assign, transfer, deliver, deposit and set over all the Pledged Stock pursuant to this Agreement; (b) this Agreement has


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been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; (c) (assuming the accuracy of Pledgee's representations and warranties contained in Sections 2.2 and 2.5 of the Purchase Agreement) the pledge, assignment and delivery of the Pledged Stock and the other Collateral pursuant to this Agreement creates a valid first lien on and, and a first priority security interest in, such shares of the Pledged Stock and the other Collateral, respectively, subject to no prior or pari passu
Encumbrance or to any agreement granting to any third party a security interest in the property or assets of Pledgor which would include the Pledged Stock or the other Collateral; and (d) no consent, approval, authorization or other order of any person and no consent, authorization approval, or other action by, and no notice to or filing with, any Governmental Authority is required to be made or obtained by Pledgor either (i) for the pledge of the Collateral by Pledgor pursuant to this Agreement, or (ii) for the exercise by Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except such as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

         Pledgor covenants and agrees that it will defend Pledgee's right and security interest in and to the Collateral against the claims and demands of all Persons whomsoever; and covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to Pledgee as Collateral hereunder and will likewise defend Pledgee's right thereto and security interest therein.

         9. No Disposition, etc. Without the prior written consent of Pledgee, Pledgor will not sell or otherwise dispose of, grant any Encumbrance on or any option or right with respect to, or mortgage, hypothecate, assign, pledge, transfer, charge or otherwise encumber any of the Collateral, any interest therein or any proceeds thereof, except for the lien and security interest provided for by this Agreement.

         10. Further Assurances. Pledgor agrees that any time and from time to time upon the written request of Pledgee, it will, at its expense, execute and deliver such further documents and do such further acts and things as Pledgee may reasonably request in order to effect the purposes of this Agreement.

         11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.


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         13. No Waiver; Cumulative Remedies. Pledgee shall not by any act
(except by a written instrument executed by Pledgee pursuant to Section 14) be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of Pledgee any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power of privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Pledgee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Pledgee would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Applicable Law.

         14. Waivers and Amendments; Successors and Assigns; Governing Law. This Agreement may be amended, supplemented or waived by written instrument executed by Pledgor and Pledgee. This Agreement shall be binding upon the successors and assigns of Pledgor and shall inure to the benefit of Pledgee and its successors and assigns. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER ANY PRINCIPLES OF CONFLICTS OF LAWS).




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         IN WITNESS WHEREOF, Pledgor has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    L-3 COMMUNICATIONS CORPORATION

                                    By:  /s/ Christopher C. Cambria
                                         ________________________________
                                         Name:  Christopher C. Cambria
                                         Title: Vice President




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